Exhibit 99.2

Asyst Technologies, Inc.
Q2 FY 2004 Earnings Conference Call
November 6, 2003
FINAL TRANSCRIPT

CORPORATE PARTICIPANTS
Stephen Schwartz
Asyst Technologies Inc. — Chairman, Pres, CEO
David White
Asyst Technologies Inc. — CFO, Sr. VP
John Swenson
Asyst Technologies Inc. — Vice President of Investor Relations

PRESENTATION

Operator

Ladies and gentlemen, please continue to stand by. The Asyst Technologies second quarter ‘04 financial results conference call will be starting momentarily. Good afternoon, ladies and gentlemen and welcome to the Asyst Technologies second quarter 2004 financial results conference call. At this time all participants are in a listen only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference please press the star followed by the zero. As a reminder this conference is being recorded today, Thursday, November 6, 2003. I would now like to turn the conference over to John Swenson, Vice President of Investor Relations. Please go ahead, sir.

John Swenson - Asyst Technologies Inc. — Vice President of Investor Relations

Thank you operator. Good afternoon, everyone, and welcome to the fiscal 2004 second quarter conference call for Asyst Technologies. A press release detailing our results for the quarter was distributed via Business Wire after the market closed today, November 6, 2003. The release has been posted to our website at www.asyst.com. To access the release, interested parties should click on the investor relations link followed by the news release link and look for the release entitled, “Asyst Technologies Reports Fiscal Second Quarter Results.”

On the website, we ask you take particular note of financial tables that reconcile pro forma results to results under Generally Accepted Accounting Principles for the March and June quarters. These are accessible through the news release link on the investor relations page of our website under the headline, “Supplemental Historical Pro Forma Information.” We want to stress that these tables do not impact or change our GAAP results and we have provided these because we believe they provide useful supplemental information about the ongoing operations of the business. We posted these tables to clarify the pro forma presentation of the amortization of intangibles as it affects taxes and minority interest. The company applied a standard in the June quarter, which adjusted the amortization and related tax benefit, but did not adjust the minority interest. We now believe that the minority interest also should have been adjusted. Applying this standard would have increased the pro forma net loss by $.03 cents per basic and diluted share for the quarter ended June 28, 2003. In the March quarter we believed that the proper standard was not to adjust the tax benefit or the minority interest on our pro forma statements. Applying our new standard would have increased the pro forma net loss by $.07 cents for basic and diluted share for the quarter ended March 31, 2003. We again want to make it very clear that the GAAP financial statements remain unchanged and are not affected by this additional information.

I also need to remind you that during today’s call we will be making forward-looking statements. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These risk factors are described in our most recently filed reports with the SEC on forms 10-K as amended and 10-Q. Now to our conference call.

Today we are welcoming David White, our new Chief Financial Officer. With us today also is Steve Schwartz, Chairman and CEO. David will start us off with a financial review and then Steve will provide a strategic and operational overview. Then we will be happy to take your questions. Now I will turn the call over to David White. David?

David White - Asyst Technologies Inc. — CFO, Sr. VP

Thank you, John. Results for the quarter were consistent with our guidance, with three financial highlights, areas I would like to bring to your attention. First, we exceeded our objectives for sales and saw growth in both the base business and at Asyst Shinko. Second, we had a strong bookings quarter with just over $60 million dollars of net bookings, for a book to bill ratio of 1.2. We also received an additional flat panel AMHS order with a Phase 1 value of $26 million dollars under LOI. Subsequent to the end of the quarter, we received a purchase order related to this project in the same amount. Third, gross margins improved as expected and we executed on operating expenses reducing opex by $3.9 million dollars from the fiscal first quarter.

Now to the specific results. Net sales for the quarter were $51.3 million dollars, up 13 percent from $45.3 million dollars in the June quarter. By customer type, sales for the quarter were 35 percent to OEMs and 65 percent direct to FABS. This is the same breakout as last quarter. Sales by regions broke down as follows: North America, 21 percent, Japan, 39 percent, Asia Pacific, 33 percent, and Europe, 7 percent. On an absolute basis, sales increased in every region except Europe with Japan showing the largest quarter over quarter increase. As a percentage of total sales, 300 millimeter solutions represented 58 percent of sales for the quarter compared with 37 percent in fiscal Q1.

Our flat-panel display business represented 5 percent of sales, flat with last quarter, reflecting the substantial completion of our major flat-panel project in fiscal 2003. We anticipate that our flat-panel display business will increase significantly on an absolute basis and as a percentage of sales in calendar 2004 as we begin the recently won Gen 6 project. The remainder, or 37 percent of sales, was primarily related to 200 millimeter solutions.

Only one customer represented 10 percent or more of sales for the quarter. And the top ten customers accounted for 48 percent of total sales during the quarter.

Now to bookings. Net bookings for the quarter were $60.5 million dollars, which is a 36 percent increase over the prior quarter. The book to bill ratio was approximately 1.2 to 1. As I mentioned earlier, we received a flat-panel display order for an additional $26 million dollars under LOI, which has subsequently been followed up with purchase orders.

Our backlog was approximately $90 million dollars as of the end of the quarter.

OEM net bookings were up 48 percent for the quarter, while bookings to FABS were up a healthy 29 percent. OEMs represented 40 percent of bookings for the quarter. Net bookings by regions were as follows: North America, 31 percent, Japan, 24 percent, Asia Pacific 38 percent and Europe 7 percent. On an absolute basis, Asia Pacific showed the most quarter over quarter growth, driven primarily by AMHS. The sequential decline in Japan is not necessarily significant as Japan bookings were influenced by two AMHS expansion projects that happened to book in the last quarter. Japan bookings are up significantly on a year over year basis, and we see potential for two Japanese chip makers to make AMHS Greenfield decisions over the next two quarters.

Bookings by product type were 64 percent 300 millimeter, compared with 70 percent in Q1. Flat-panel display comprised 3 percent of bookings versus 11 percent last quarter. The remainder, or 33 percent, was predominantly 200 millimeter.

Our Gross Margin for the quarter was 23 percent, which is in line with our guidance. As you may recall, we reported Gross Margins of 10 percent in the prior quarter. For comparative purposes it is important to remember that gross profit in the prior quarter was impacted by $4.8 million dollars of charges related to our transition to outsourced manufacturing, which cut our reported Gross Margins by approximately 10 percent.

Turning to operating expenses, R&D expense was $8.4 million dollars, compared with $9.6 million dollars in the prior quarter and SG&A expenses were $14.9 million, compared with $17.6 million in the prior quarter. Total R&D and SG&A came in at $23.3 million dollars, down $3.9 million dollars, or 14 percent, from the $27.2 million we had reported in the prior quarter. This is our third consecutive quarter of Op. Ex. reductions. We reported approximately $500,000 dollars of restructuring charges in the quarter related to facilities consolidation costs. Amortization of intangibles were $4.8 million dollars for the quarter. Amortization of acquisition-related stock based compensation and other severance expenses were $760,000. Other expense was $1.5 million dollars, compared with $900,000 in the prior quarter. This was about $500,000 dollars higher than expected due to foreign currency translation effects. Our net loss on a GAAP basis for the quarter was $16.3 million dollars, or $.41 cents per share. Note that because we are not presenting pro forma information, we have attempted to provide more detailed financial information to allow easier comparison of our ongoing operating results.

Now turning to the Balance Sheet. Cash at quarter end totaled $77.4 million dollars up $3.3 million from $73.1 million at the end of the fiscal first quarter. Cash flow for the second quarter included $12.1 million dollars of net proceeds from the sale of land and $4.5 million dollars of new borrowing by ASI, as well as a net pay down of $2.5 million dollars of debt held by Asyst Japan. Excluding the impact of the land sale and borrowings and pay down activity, our net cash consumption was $10.7 million dollars. Accounts Receivable totaled $81.8 million dollars at the end of the quarter, up from $69.7 million dollars at the end of Q1. Most of this increase was attributable to the increase in unbilled receivables at ASI. Unbilled receivables increased to $35 million dollars at the end of the second fiscal quarter versus $25.6 million at the end of the prior quarter. Inventory at the end of the quarter was $17.6 million dollars, which is essentially flat with our last quarter.

Following is guidance for fiscal year 2004 third quarter ending December, 2003. This mirrors our press release, so although you are going to hear a great deal of detail, you can look there if you miss anything. We anticipate net sales will increase approximately 15 percent sequentially over the second fiscal quarter. Gross Margin is expected to be approximately 25 to 26 percent, and we continue to expect additional margin improvements over the next several quarters as a result of our continuing transition to outsourced manufacturing. R&D and SG&A expenses are expected to be approximately $24 million dollars. This is a slight increase over the second quarter levels being driven by stronger than expected customer demand for evaluation units of our new Spartan Portal and Sorter, other product development initiatives and resources to assure a satisfactory FasTrack installation at UMCI in Singapore. Beginning in the March quarter we expect to see additional Op. Ex. reductions. Amortization of intangibles is expected to be approximately $4.8 million dollars. Amortization of stock compensation expense associated with prior acquisitions is expected to be approximately $400,000 dollars. We expect our net Other Expense, primarily Interest Expense offset by royalty income to be approximately $1 million dollars. Net taxes are expected to show a benefit of approximately $600,000 dollars. The company pays tax in Japan based on the profitability of our Asyst Shinko joint venture on a statutory basis. This, however, is offset by a $1.6 million dollars tax benefit in ASI related to purchase accounting associated with the amortization of ASI’s intangibles. Minority interest in ASI is expected to be a benefit of approximately $500,000 dollars.

We also expect to complete the restructuring of Asyst Japan by the end of the March quarter. When we are no longer using our Nagoya robotics manufacturing facility, we expect to take a noncash charge of approximately $1 million dollars related to the impairment of that facility, as well as additional restructuring charges related to severance in Japan. Finally, we expect to consume approximately $12 million dollars of cash in the third fiscal quarter. This reflects approximately $22 million dollars of cash consumption from operations as well as increases in Working Capital related to our continued revenue ramp at ASI. We expect to fund a portion of this cash used with $10 million dollars of low interest borrowing at ASI under a separately established credit facility.

With that, I will turn the time over to you, Steve.

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

Thank you, David. I have four items to discuss today. The first is some color on the business opportunities we see in front of us currently. The second is to talk about how we have repositioned our solutions portfolio to address these opportunities. The third is to address our current operating structure and outlook, and finally, I’ll provide some color on our performance in the marketplace and market share wins during the quarter.

On our first topic, current opportunities, it is clear that they are greater than at any other time in the past two and a half years. Most chip makers are feeling better about their prospects and capacity at the leading edge is very tight so it appears that the tide for the equipment industry generally is rising. We are also encouraged because we believe that the size of our opportunity has increased.

The primary driver is the rapid industry adoption of 300 millimeter. As many of you know, our market opportunity per fab at 300 millimeter is roughly three times as large as our opportunity at 200 millimeter. This is important as we note that all 300 millimeter FABS require some automation, versus the 200millimeter world where automation was optional. The issue over the past several years has been the slow rate of adoption of 300 millimeter. It has taken the industry four to five years to build the 14 FABS that are currently in production, which has meant that in any given quarter we felt lucky to see one 300 millimeter project moving forward.

The issue over the past two quarters is that we have seen five separate customers make multimillion dollar commitments to us to expand the automation for their current 300 millimeter FABS. We have seen one green field 300 millimeter FAB, UMC’s new facility in Singapore, commit to us and we see an additional six 300 millimeter green field FABS moving ahead over the next two to three quarters. Each of these green field projects represents a $40 to $50 million dollars AMHS opportunity for Asyst.

We believe we are well positioned from a technical and relationship standpoint at five of the six near term opportunities. Two of these are follow on FABS for existing 300 millimeter customers and we currently are the AMHS supplier for another customer’s latest 200 millimeter FAB. Because of our 300millimeter AMHS leadership we have an abundance of 300 millimeter opportunities in front of us. We believe we are being invited to quote on every new 300 millimeter project and we have engaged with several potential customers who currently use a different AMHS supplier.

Although some of the business is being aggressively bid, we believe we have a differentiated solution and we believe we can continue to compete on a wide range of technical factors and focus on the most profitable customers and projects. On top of AMHS, we have the opportunity to sell an additional $80 to $100 million dollars of other automation solutions each time a new 300 millimeter factory is built. We feel we are well positioned technically in our hardware and software solutions to continue to gain share in these categories. We also continue to be the leader in 200 millimeter SMIF solutions and we even see a couple of 200 millimeter AMHS opportunities, each worth approximately $10 to $15 million dollars, potentially booking over the next two to three quarters. The other factor driving the size of our opportunity is flat-panel display. We believe the flat-panel display AMHS market is roughly the same size as the market for Silicon AMHS. We currently have what we believe is the only complete GEN 6 demo system, which includes massive stockers and automated guided vehicles.

We announced today we won a major Generation 6 FAB in South Korea and we are engaged with a number of potential customers on GEN 5 and GEN 6 opportunities. One of the flat-panel display players has declared plans to jump to GEN 7 which we believe will lead others to declare GEN 7 projects looking out two to three years. We like our chances in this market, where we believe we can apply our core capabilities.

The second item I want to address this afternoon is our current solutions portfolio and strategy. For many years we have been a key supplier to our customers, either as the primary automation provider in a 200 millimeter SMIF FAB or as the provider of Auto ID, atmospheric front end automation, sorters, software, and other products in a 300 millimeter FAB. As the ergonomic and economic requirements of 300 millimeter have become clear, automation has only become more important. At leading edge technologies, our criticality increases further because now contamination control is even more important and the sheer number of process steps may require as many as 500 to 600 wafer transactions from start to finish.

Today, when we are the AMHS provider, particularly on a 300 millimeter FAB, we ascend to a new level of strategic importance to our customers.

Our hardware and MCS software bear responsibility for the safe and efficient movement and loading of material throughout the FAB. Our atmospheric front end solutions are an extension of the AMHS, providing a clean docking platform for the FOUP and clean, high performance transport of the wafers from the FOUP and back again. Our connectivity software and RF-ID solutions provide critical links for information flow throughout the FAB and our sorters are a critical tool for managing wafers and lots. In each of these product areas with the exception of sorters, we believe we have a leading 300 millimeter market share and we are committed to recapturing significant share of the sorter market with our new Spartan platform. From this strong share position, and our intimate understanding of the interoperability issues that impact FAB productivity, we believe we can assume greater responsibility for the automation performance of FABS, and in the process, forge greater strategic interdependency with our customers.

I’ve talked in past calls about the importance of developing a solid services product offering at Asyst. We believe that service is a critical component of an automation performance solution, an enabler of customer satisfaction and a revenue stream that helps to dampen the impact of the semiconductor cycle. During the past quarter we again increased our services revenue by more than 20 percent over the prior quarter. We have aggressive plans and projects led by a very capable senior executive to continue to grow this business over the coming quarters.

This brings me to the operating structure. We are pleased with our significant progress on both manufacturing and operating costs. Given the current low sales volume in our base business, we believe that we would be suffering through substantially lower Gross Margins if we were still burdened with the full overhead of captive manufacturing capability. We expect Gross Margins to improve quarter on quarter for the next the several quarters through continued localization of the supply chain, full outsourcing of our Japan robotics manufacturing, planned reductions in certain fixed manufacturing costs and volume increases. We see additional opportunity to trim operating expenses, but at present, we plan to invest to satisfy customer interest in the Spartan platform and flat- panel AMHS, to assure that our first installation of FasTrack is successful and to develop software solutions that support our automation performance initiatives.

Sales and consolidated Gross Margins are improving, albeit with AMHS solutions a stronger part of the mix than originally anticipated. As a result, we believe we are on target to be at or near break even before amortization and restructuring charges in the March quarter at a sales level in the range of $75 to $80 million dollars.

Now for some color on design win activity. In AMHS we announced that Powerchip has selected Asyst Shinko to expand the AMHS system for Phase 2 of their FAB 12 in Hsinchu, Taiwan. We also booked UMCI in the quarter.

Other wins included 300 millimeter expansion projects in Taiwan and Japan and a new 300 millimeter project in North America. I’ve already talked about the Gen 6 flat-panel display win, which converted to a booking in the third quarter. We had a total of 11 competitive OEM design wins for hardware products. This included 3 wins for IsoPort, or latest 300 millimeter load port, all of which were driven by end customer pull and two of which were versus an incumbent supplier. We also had seven OEM migrations from earlier technology. We had five competitive robot wins, all against incumbent suppliers. We had three competitive systems wins, two for the Plus Portal XT, and one for the Spartan Portal. The Spartan win was a direct result of our previously announced RTP win with Mattson. In connectivity we won the RF-ID business at two new Japanese FABS and had seven OEM wins for our connectivity software.

In the end user business we had our first two wins for the Spartan Sorter, one at a large 300 millimeter FAB in North America and the second at a green field project in Europe. This was exciting progress for our new platform.

In conclusion, I want to reiterate that we are seeing strong momentum in our business, which we believe is a good leading indicator of activity for the whole industry. More specifically to us, we believe that our clear leadership in 300 millimeter AMHS, combined with our substantial experience and leadership in other aspects of automation, positions us to become the mission critical automation supplier to the industry. This concludes our formal comments, and now we’ll be happy to take your questions.

Operator?

Operator

Thank you, sir. Ladies and gentlemen, we will begin the question and answer session. If you have a question, please press the star followed by the one on your push button phone. If you would like to decline from the polling process, press the star followed by the two. If you are using speaker equipment you will need to lift the handset before pressing the numbers. One moment, please, for the first question. Our first question comes from Jay Deahna with J. P. Morgan. Please go ahead.

QUESTIONS AND ANSWERS

Jay Deahna - J. P. Morgan Chase

Hi, good afternoon. Two questions. On the AMHS win in North America, can you say what type of chips will be manufacturing in that facility, is it memory, process or, etcetera? The second question is, given the very robust start to your recorded bookings with the flat- panel business, is it safe to assume that total company bookings in the fourth quarter will be about the same as the third quarter?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

Hi, Jay, this is Steve.

Jay Deahna - J. P. Morgan Chase

Hi.

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

The win in North America is for logic products. We are not ready to guide bookings, as we never really have, but again, the business feels pretty good.

Jay Deahna - J. P. Morgan Chase

On the North American win, can you say if it is east or west of the Mississippi?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

I can’t, Jay.

Jay Deahna - J. P. Morgan Chase

Okay. Thanks a lot.

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

You bet.

Operator

Our next question comes from Stuart Muter with Adams Harkness & Hill. Please go ahead.

Stuart Muter - Adams Harkness & Hill, Inc.

Thank you. Good afternoon. A couple of questions. On this Spartan, Steve, could you talk about how progress is going in terms of some of the major OEMs in terms of looking at it for tool front end?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

Yes, Stuart. We are considerably ahead of where we thought we would be in terms of volume. We have more than a dozen systems in the pipeline at present. We anticipated that a quarter ago that we’d have about six or seven right now for the current quarter. So we are pretty busy.

The interest is very strong. It is causing us to continue to invest a little bit faster than we thought. We like where we are with the OEMs from a quality standpoint and we have them split about half for tool front ends and about half for sorters. The same mix we thought we’d have when we had six or seven units but now we have about 13 units split the same way.

Stuart Muter - Adams Harkness & Hill, Inc.

Excellent, and on the GEN 7, when you talk to some customers about GEN 7, what are they indicating in terms of architecture? Is it possible that the AMHS will go over head?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

Stuart, actually, we are just formulating the GEN 7, as our customers—a lot of potential capabilities, but you might see something go overhead before GEN 7, even.

Stuart Muter - Adams Harkness & Hill, Inc.

Okay, thank you.

Operator

Our next question comes from Bill Ong with American Technology Research. Please go ahead.

Bill Ong - American Technology Research

Yes. Next quarter on orders, I have a question, could you clarify the break even point? When will you be cash flow break even, and did you talk about, outsourcing initiatives, when would that be fully completed being outsourced with regard to the contract manufacturer?

David White - Asyst Technologies Inc. — CFO, Sr. VP

Bill, this is David. Back to your question—can you state it one more time quick?

Bill Ong - American Technology Research

Yes, clarify break even point. Where’s your cash flow break even, my understanding was break even was in the mid 60s, I think you are guiding 75, 80, and also about the out sourcing initiative to your AMHS provider in manufacturing?

David White - Asyst Technologies Inc. — CFO, Sr. VP

Okay, two things, as it relates to the strategy there, as the semiconductor industry begins to recover, we are seeing earlier bookings and orders on the AMHS side of the business, and so that is affecting some of the mix assumptions that we previously anticipated, you know, in the guidance we have given in terms of break even levels. And so we would expect that as a result the AMHS business, being somewhat lower margin business than the traditional Asyst Products, that we are seeing kind of as a leading indicator of the industry recovery. So, what Steve was trying to guide on basically was that we were expecting an EBITDA type of break even on a cash flow income type of basis and the $75 million dollar revenue type of range. The second of your questions relates to outsourcing, we have a large commitment from Solectron as it relates to our outsourcing activities there.

There’s obviously a lot of activities that have gone on in the company in terms of building that relationship and transitioning product activities over there. We still have more progress to go in that direction as we begin to strengthen that relationship with them, and as a result, we anticipate further sourcing initiatives of raw materials and so forth in the Far East, and those, in turn, will ultimately come to the bottom line, you know, of our business model.

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

Hi Bill, this is Steve, I want to add one more thing to that about the outsourcing, we are fully outsourced already in terms of anything we use to manufacture in North America. The last of the transition is some of the high volume runner products that come from Asyst Japan that we are going to put into Solectron in Singapore that will be completed by the end of the March quarter. Subsequent plans will include some of the Asyst Shinko products also into Solectron. As we are ready to talk about that we will. We don’t have a fixed plan in place yet.

Bill Ong - American Technology Research

Cash flow next term — what’s your revenue run rate there?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

Revenue run rate for which quarter?

Bill Ong - American Technology Research

No, cash flow, I just want to get a revenue level.

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

I think that’s what we just indicated.

Bill Ong - American Technology Research

That’s okay. Sometimes it’s different, the EPS break even and the cash flow. Okay, thanks.

Operator

Our next question comes from Mark Fitzgerald with Banc of America Securities. Please go ahead.

Mark Fitzgerald - Banc of America Securities

Thanks. Steve, on your guidance for the $75 to $80 million breakeven, the March quarter — are you guiding revenues to $75 to $80 million for the March quarter? Is that the thought?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

Mark, right now we are. Right now it feels like we will be in that range.

Mark Fitzgerald - Banc of America Securities

Okay. Can you give us what an idea what the mix is for Shinko at this point or the AMHS?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

Mark, we are right around 50/50 right now.

Mark Fitzgerald - Banc of America Securities

Okay.

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

In the first quarter we were together it was more about a third Asyst Shinko, and 2/3 Asyst, and right now we are about 50/50.

Mark Fitzgerald - Banc of America Securities

Okay. So this higher break even going forward, basically what you are saying is the AMHS business is going to grow faster, is that a long-term trend?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

We think it is pretty consistent with the way the business is turning on that some of our automation goes in place, then tools. Mark, probably our load port would end up being served by the AMHS system, will be one or two quarters behind the AMHS system that we took an order for.

Mark Fitzgerald - Banc of America Securities

Okay. Can you give us some idea? We have been hearing stories about the pricing trends out there, and the AMHS, defend against some of the kind of irrational pricing that’s going on?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

Mark, two pieces. One, we think we have a pretty good product technically differentiated. We continue to improve quarter on quarter. You can imagine the customers we have are pretty demanding, not just to have a tool in place, but it continues to perform better quarter on quarter. So a lot of ongoing engineering that has existed the past couple of years for existing customers.

We think the product is pretty competitive and it allows us to differentiate. At the same time, the position in the market place is strong enough, and the factory is busy enough that we are not going to buy business anywhere. There is some business we won’t elect to take, but we think we can earn a price premium compared to some of the competitors because of the capability that we have in the differentiation.

Mark Fitzgerald - Banc of America Securities

Then, one last question, you guys have done a great job in terms of the outsourcing here, but does the Gross Margin leverage basically end at this point, somewhere in the 30 percent Gross Margin arena , mid-30s, if there is no more outsourcing?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

No, Mark, we haven’t seen the full benefit of the outsourcing yet. We will continue to make progress. We will continue to see improvements quarter on quarter for the next several quarters at least. There is still a lot of hand holding going on between us and our suppliers, and so, as we get more familiar with them, those expenses will go down, as we get more of our raw materials sourced in Asia, that will be a second improvement that we expect to see.

Mark Fitzgerald - Banc of America Securities

Okay. Are you guys driving to a Gross Margin once you get this thing up and running at full bore?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres,CEO

We are, Mark. We have got certainly more aggressive Gross Margin targets for all parts of the business.

Mark Fitzgerald - Banc of America Securities

But is there anything—can you share anything in terms of where you are headed or where you would like to go with this?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

We for sure want to get the core products above 40 percent Gross Margin.

Mark Fitzgerald - Banc of America Securities

Okay. And that’s achievable even though you have most— it is just kind of like you wonder where the leverage is if you don’t own any of the fixed costs at this point. That’s what I am wrestling with.

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

Mark, one more time, I’m sorry.

Mark Fitzgerald - Banc of America Securities

If you don’t own the factories, and you don’t get the pop from the higher utilization of those factories, where does the Gross Margin leverage come from?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

The benefit is there isn’t anyone probably manufacturing products and are as cheap a jurisdiction as we are at this point. Anyone manufacturing in the U.S. or elsewhere in Asia is going to be less cost competitive than we are.

Mark Fitzgerald - Banc of America Securities

But in terms of your own model and going from these mid-20s Gross Margins to 40 percent Gross Margins, how do you do that if you don’t own the fixed costs? Historically you put units through and establish the fixed costs. You no longer own those so where does that leverage come from to get to the 40 percent. I am not sure I am making myself clear here.

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

Mark, we continue to localize the supply chain. We are about halfway done. There are more gains to be made there for sure. There are commitments from Solectron about how we are going to continue to reduce the costs quarter on quarter.

Mark Fitzgerald - Banc of America Securities

So basically what you are saying is the leverage is dependent upon Solectron having better buying power in terms of higher volumes for you guys — that type of thing?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

Well, better buying power because they can pool their purchasing power across other product lines with ours. And secondly, you know, as volume increases, you talked about fixed costs not necessarily benefiting from that. The relationship we have with Selectron doesn’t presume that the price stays the same when volume goes up. Volume goes up, price will come down. Outsourcing is going to cause it to come down and we have a number of cost reduction activities that we’re — you know, we are working with them aggressively on that will add additional cost savings to the company.

Mark Fitzgerald - Banc of America Securities

So you have negotiated a contract in terms of price points for volumes?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

Yes, we have.

Mark Fitzgerald - Banc of America Securities

Okay. Thank you.

Operator

Our next question comes from Brett Hodess with Merrill Lynch. Please go ahead.

Brett Hodess - Merrill Lynch

Two questions, first of all, on the AMHS for plat panel versus the semi-conductor side, are the margins structures there pretty similar between the two different end markets?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

Pretty similar.

Brett Hodess - Merrill Lynch

Secondly, I think in the past, you have talked about the fact that you were talking about a couple of Taiwanese companies on flat-panel besides the South Korean company. Can you give us an update on activity that you see with those companies?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres,CEO

A lot of demo activity. We are pretty active in the factory, no update on the business yet.

Brett Hodess - Merrill Lynch

Thank you.

Operator

Our next question comes from Patrick Ho with Moors and Cabot. Please go ahead.

Patrick Ho - Moors and Cabot

Thanks a lot. Good progress on the quarter. Just as a clarification first, during your presentation, when you said, was it the 200 SMIF being a $10 to $15 million dollar quarter opportunity or was it something else?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

That was for 200 millimeter AMHS project. The AMHS opportunity in the 200 millimeter FAB was around $10 to $15 million per.

Patrick Ho - Moors and Cabot

My question related to the Spartan product also given that you are trying to regain market share. Are you seeing any specific, are you taking any pricing action to get it or is it coming from demand? Because it looks like you are getting good traction there.

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

There is good demand in the tool front end products usually. The design of the Spartan also allows us to have our benefit from a price and Gross Margin standpoint.

Patrick Ho - Moors and Cabot

Great. Just a final question, I don’t know how specific you can get, but on the Chinese foundry market, what are some of the opportunities that you are seeing, is there a lot of discussion going on in their transition of 300 millimeter?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

It is too early to talk about it. We have the same information as everybody; it is starting to pick up.

Patrick Ho - Moors and Cabot

Thanks a lot.

Operator

Your next question comes from Darice Liu with C. E. Unterberg Towbin. Please go ahead.

Darice Liu - C. E. Unterberg Towbin

Good afternoon. I have a couple of questions. I was wondering if you could give us a little color on the mix of business in Asia, ie, Taiwan, Japan, and other.

John Swenson, Asyst

You want the percentage break down again, Darice?

Darice Liu - C. E. Unterberg Towbin

Well, you just said other Asia, so outside of Japan, if you can go into maybe Taiwan and China?

John Swenson

Darice, at the moment we are presenting APAC all together for you.

David White - Asyst Technologies Inc. — CFO, Sr. VP

Is she talking bookings or revenue?

David White

What does—do you want? Okay. Bookings, let me just kind of run down it again. Bookings by region were North America, 18.5, Japan, 14.5 and Taiwan 18.1 and the rest of Asia Pacific 5.1.

Darice Liu - C. E. Unterberg Towbin

Okay.

David White

Excuse me, I’m sorry, I’m sorry. Let me do that again. 31 percent North America, 24 percent Japan, 30 percent Taiwan and 8 percent Asia Pacific and Europe was 7. Then on the revenue side it was 21 percent North America, 39 percent Japan, Taiwan was 14 and other Asia PAC was 18 and Europe was 7.

Darice Liu - C. E. Unterberg Towbin

Okay. I guess the question regarding Gross Margins. Historically, your AMHS Gross Margins for FPD have not been as strong as the IC. With the new GEN 6 platform, can you get more leverage out of that?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

We hope so, our previous history is one project long, so we think that the Gross Margin will be pretty similar to the semiconductor.

Darice Liu - C. E. Unterberg Towbin

And, I guess, going on from the ASI Gross Margins, you had mentioned some cost cutting taking in Japan. Is that related to Asyst Japan or ASI?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

Asyst Japan.

Darice Liu - C. E. Unterberg Towbin

When do you foresee taking some action in ASI?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

There are activities going on right now. But it will be a couple of quarters, we think, before we begin to show results.

Darice Liu - C. E. Unterberg Towbin

Okay, thank you.

Operator

Our next question comes from Timothy Arcuri with Deutsche Banc Securities. Please go ahead.

Timothy Arcuri - Deutsche Banc

Hi, this is actually Dan Barenboim for Tim. You talked about the opportunity in the 300 millimeter FAB in addition to the $40 to $50 million dollar AMHS opportunity, there is $80 to $100 million dollar other automation opportunity. I am Wondering, are customers pushing you to bundle this other opportunity and maybe you can specify a little bit more what some of those pieces of that opportunity are, software, service or other tool automation load ports? And are customers asking to you sort of bundle that into one sales price, one asking price?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

I think I think we identified what the products are that make up the $80 to $100 million. Actually we are probably encouraging customers to bundle them in because there are some significant advantages related to tool front ends that have software integrated, for example, there are good chances there, compelling to the customers. I wouldn’t say that the customers are pushing us to do that but they welcome that as an answer.

Timothy Arcuri - Deutsche Banc

Okay. So they are receptive to your suggestion of this?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

Indeed.

Timothy Arcuri - Deutsche Banc

Okay. Thank you.

Operator

Our next question comes from Chris Hammerstrand with RBC Capital Markets.

Chris Hammerstrand - RBC Capital Markets

This is Chris for Jay Mellen. Going forward -do you guys have an expectation of how much the flat-panel business will be over the next several quarters – in terms of percentage of orders and revenue? What did you guys have for Capex this quarter and what is your Capex budget for fiscal year ‘04? Thanks.

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

The flat-panel display business, I don’t think we have actually broken that out and disclosed that information on the past. I think we would pass on that one. I don’t have the Capital Expenditures numbers specifically, but it was right around $1.5 million dollars for the quarter. And as far as calendar or fiscal year ‘05, we are not offering any guidance on that at this point. It shouldn’t move much though, Chris.

Chris Hammerstrand - RBC Capital Markets

Okay, thanks.

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

Chris, this is Steve, flat-panel, as in any market, we want to lead when we enter a market. It is something we plan over a couple of years but we don’t have any year end guidance.

Chris Hammerstrand - RBC Capital Markets

Okay.

Operator

Does that answer your question, sir?

Chris Hammerstrand - RBC Capital Markets

Yes, thanks.

Operator

Thank you. Our next question comes from Steve O’Rourke with U.S. Bancorp Piper Jaffray.

Steve O’Rourke - U.S. Bancorp Piper Jaffray, Inc.

Okay. Can you tell us where you think you can drive AMHS Gross Margins to?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

Steve, we hope we can get that business into the 30 percent Gross Margin range so at least at 30 percent.

Steve O’Rourke - U.S. Bancorp Piper Jaffray, Inc.

If you were to acquire more significant ownership stake in the JV, do you think you could drive that higher? I mean, does that sort of limit where you can go, your ownership stake now?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

We have about all the latitude that we need so there is not a limit there at all.

Steve O’Rourke - U.S. Bancorp Piper Jaffray, Inc.

Fair enough. Do you see an increased tendency of some of the larger OEMs to outsource?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

Probably on the same trajectory it has been, so there is more going on for sure. Steve, I don’t know if that’s any different from the path that it’s been on, about the same number, about the same number of opportunities come every quarter.

Steve O’Rourke - U.S. Bancorp Piper Jaffray, Inc.

Fair enough. Thank you.

Operator

Our next question comes from Stuart Muter with Adams Harkness Hill. Please go ahead.

Stuart Muter - Adams Harkness & Hill, Inc.

Thank you, a follow-up, Steve, on the $75 to $80 million in March, roughly, what do you think would be Asyst Shinko as a percentage of that?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

Stuart, it’s probably right around 50/50.

Stuart Muter - Adams Harkness & Hill, Inc.

Excellent. Thank you.

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

Yes.

Operator

Ladies and gentlemen, if there are any additional questions please press the star followed by the one at this time. As a reminder, if you are using speaker equipment you will need to lift the handset before pressing the numbers. Our next question comes from Robert Stern with Needham and Company. Please go ahead.

Robert Stern - Needham & Company

Yes. You mentioned that the AMHS business was accelerating, so the balance of revenues was shifting more towards AMHS lately. But longer term, what do you expect the mix between AMHS and the other businesses to be? Just a clarification, when you said that you were shooting for core product Gross Margins, I mean, is AMHS, are you considering that core so it is sort of like 30 percent AMHS, 50 percent for Gross Margins and the other stuff and balance out to 40 percent, which kind of implies a 50/50 balance long-term. But could you just clarify all of those issues for me, please?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

Yes, Robert this is Steve. Let me take the first part about the mix. We think it will break down about like the opportunity in the FAB, so, where AMHS is probably $40 to $50 million dollars per FAB, the rest of the automation is in the 80 to 100, so it is probably 1/3, 2/3, kind of the long-term ultimate mix for opportunity.

Robert Stern - Needham & Company

Uh-huh.

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

So we anticipate it will come down from 50/50., to 1/3, 2/3.

Robert Stern - Needham & Company

On the Gross Margins, when you said, core products, you know, you used base products before, does the core include the AMHS or no?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

No, not including AMHS, in terms of the model, I guess it would be around 45 percent gross margin or the non AMHS pieces of the business and around 30 percent for the AMHS.

Robert Stern - Needham & Company

Okay. Thanks a lot.

Operator

Our next question comes from Kevin Vasilly with Susquehana Financial Group. Please go ahead.

Kevin Vasilly - Susquehana Financial Group

Yes, hi, quick question. You mentioned the negotiation of a lower cost credit facility out of Japan in conjunction with ASI. Does that replace the facility that you had in place, you know, prior to this quarter?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

Kevin, we have a facility in the United States to fund the, you might say, the traditional Asyst business and that line of credit was used to actually help finance the Asyst Shinko business, the acquisition of that business, and the formation of that joint venture.

Kevin Vasilly - Susquehana Financial Group

Okay.

David White

The line of credit I think you are referring to, however, was a line of credit that was specifically entered into for the Asyst Shinko business itself and is separate and distinct the from the U. S. one.

John Swenson - Asyst Technologies Inc. — Vice President of Investor Relations

Kevin, this is John, the Comerica line we established — $25 million U.S. line was drawn down almost instantly to buy our interest in ASI and the ASI line is basically a working Capital line in Japan.

Kevin Vasilly - Susquehana Financial Group

What is the status of that U.S-based facility at this point? If I recall from the quarterly report there were some issues around covenants.

David White

This is back to the June quarter?

Kevin Vasilly - Susquehana Financial Group

Yes.

David White

The covenants have been, we were in compliance with covenants on the Comerica line of credit as of the September quarter. That line of credit, I believe is a two-year line of credit which expires in October of next year, and you know, we are in compliance and foresee being in compliance for this quarter.

Kevin Vasilly - Susquehana Financial Group

Okay, just one last question with regard to cash uses. I think maybe a couple of quarters ago, we had—you guys at least had indicated that kind of quarterly cash use would be in the neighborhood of $5 million a quarter. It looks like it is roughly double that. Obviously as revenues grow the needs to use cash is going up, but had something changed that you guys had to change something that you were doing such that you used more cash than you had originally anticipated?

David White

Kevin, it is really related to working Capital. I think if you look at the, you know, the actual results that the company has achieved over the first two quarters this calendar year they are roughly in line with what our internal plans were. So, you know, what is really driving it at this point is the growth in the business and a lot of this is Asyst Shinko. Many of those projects you will note in our press release – it’s been historically talked about, the fact , revenue recognition Asyst Shinko is done an a percentage completion basis. The reason for that is these projects are long-term in nature.

Additionally, they are not only long-term in nature from a front end standpoint, from the time you start it to the time you ship it, but they are also long-term in nature when you ultimately expect to get them installed, get them accepted, get them qualified. So you have a long cycle there, we have to put our working Capital up to finance those activities, so that’s what is creating some of the cash requirements I think are different than what maybe your expectations or thoughts were. So that’s the principal reason why we put in place that local facility there at ASI.

Kevin Vasilly - Susquehana Financial Group

Right. Maybe, would it be fair to say that two quarters ago the ramp that you were expecting for Asyst Shinko was a little lower than it is right now?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

That’s very true.

Kevin Vasilly - Susquehana Financial Group

All right. Thank you.

Operator

Our next question comes from Mark Fitzgerald with Banc of America Securities.

Mark Fitzgerald - Banc of America Securities

Do you have a number for head count and for Capex and Depreciation?

John Swenson

Head count was 540, Mark. Capex, as David said, was about $1.5 million. Depreciation—

David White - Asyst Technologies Inc. — CFO, Sr. VP

I don’t have the Depreciation here, Mark, with me, but I would anticipate that it is roughly in line with what it was last quarter.

Mark Fitzgerald - Banc of America Securities

7.4?

John Swenson

That’s with amortization, Mark.

Mark Fitzgerald - Banc of America Securities

Yes, okay. And then just a quick question on definition here, when you guys give us backlog and bookings data. Is that accounting for the 51 percent of the Shinko revenue or bookings for the quarter backlog

David White

No, we consolidated Asyst Shinko completely from revenue all the way down to the minority interest, so when we talk about bookings it is 100 percent inclusive of the bookings because we are reporting 100 percent of their revenue.

Mark Fitzgerald - Banc of America Securities

Okay. Thank you.

Operator

Our next question comes from Jay Deahna. Please go ahead.

Jay Deahna - J. P. Morgan Chase

Hi, just a couple of quick follow on questions. Do you get the sense that some of your customers that maybe as recently as a month or so—a month or so ago were contemplating orders in the January time frame after they get through Christmas and take a look at what next year looks like. Do you get a sense those guys are getting a sense of urgency or building confidence level on their demand expectations for the first half of next year and contemplating moving their orders to the fourth quarter from the first calendar quarter?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

Jay, we are hopeful, and behavior seems consistent with that. But we don’t have some of those hard orders yet.

Jay Deahna - J. P. Morgan Chase

But do you get the sense it is tipping in that direction?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

It is possible.

Jay Deahna - J. P. Morgan Chase

Then the other two questions I have, the first one is, on the U.S. AMHS order that you got in the quarter, would you classify that as a pure brand new green field or kind of a gut conversion to 300 millimeter or an expansion attached to an existing building?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

The shell is already there, doing other things.

Jay Deahna - J. P. Morgan Chase

Okay so kind of like a 200 or 300 millimeter conversion or something like that?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

Like that.

Jay Deahna - J. P. Morgan Chase

Finally, is it safe to assume that demand for your OEM products will be trending up in the fourth quarter, first quarter calendar versus the third quarter, that would be your atmospheric product in particular?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

It feels like it, Jay.

Jay Deahna - J. P. Morgan Chase

Thank you.

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

Yes.

Operator

Our next question comes from Darice Liu with C. E. Unterberg Towbin.

Darice Liu - C. E. Unterberg Towbin

Couple of questions, regarding your GEN 6 order, it is a rather large Phase 1order, what is your time line for that in terms of revenue recognition and installation?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres, CEO

It is going to start, probably, in about two quarters and the duration, not finalized yet, but you can imagine it will last at least over a couple of quarters.

Darice Liu - C. E. Unterberg Towbin

Steve, can you comment about how many green field, I guess, not green field, 200 millimeter upgrade opportunities you see for 2004?

John Swenson - Asyst Technologies Inc. — Vice President of Investor Relations

This is John. We still think there are three or four that could go in the next 12 months or so. It clearly will depend on how comfortable those customers are feeling about their businesses and their current technology roadmaps, but we will see. This is good upside for us if it happens.

Darice Liu - C. E. Unterberg Towbin

Okay. Thank you.

Operator

Our next question comes from Mark Fitzgerald with Banc of America Securities. Please go ahead.

Mark Fitzgerald - Banc of America Securities

Just on Gross Margins on the core business here, when you look back in 2000, when you were mostly SMIF, you were doing kind of mid- 40s, do you think you can kind of get back there on the core business?

Stephen Schwartz - Asyst Technologies Inc. — Chairman, Pres,CEO

Mark, this is Steve. We are going to try to for sure.

Mark Fitzgerald - Banc of America Securities

Okay, but given a competitive landscape shift here and stuff in terms of being more competitive, is that a reasonable stretch ? I mean, is there any evidence that pricing is going to change anything from where we are today?

John Swenson - Asyst Technologies Inc. — Vice President of Investor Relations

Mark, this is John, we have talked in the past about a couple of different drivers, one that has been Solectron all along, and a lot of room to go there. There are contractual obligations to us, localization of the supply chain, we actually have a fair amount of fixed cost in the transition team that will be paring down over time. But the other thing is that the whole design of the product. I mean, we have got a front end solution now that we think can have a 40 to 50 percent Gross Margin, that is at average selling prices that are at 40 to 50 percent lower than they had been before. So, you are right, pricing is there, but we think we are ahead of it on the OEM stuff.

Mark Fitzgerald - Banc of America Securities

Fair enough. Thank you.

Operator

Gentlemen, I am showing there are no further questions. Please continue.

John Swenson

That’s it for us, folks. Thanks so much for attending. We will be here in Fremont this afternoon, if you have any questions Talk to you next quarter. Bye.

Operator

Ladies and gentlemen, this concludes the Asyst Technologies second quarter 2004 financial results conference call. If you would like to listen to a replay of today’s conference you may dial 303-590-3000 and enter the access number of 554950. Once again, if you would like to listen to a replay of today’s conference you may dial 303-590-3000 and enter the access number of 554950. Thank you for participating. You may now disconnect.

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